Exhibit 99.1

Temecula Valley Bancorp Inc. Receives Notice from NASDAQ Confirming Delisting

TEMECULA, Calif.--(BUSINESS WIRE)--July 22, 2009--Temecula Valley Bancorp Inc. (NASDAQ: TMCV) (NASDAQ: TMPR) (the “Company”) announced today that on July 21, 2009, the Company received a NASDAQ Staff Determination letter (the “Letter”) notifying the Company that as a result of concerns about the Company’s ability to sustain compliance with all of the requirements for continued listing on NASDAQ, principally due to the closure of Temecula Valley Bank, the Company’s principal operating subsidiary, NASDAQ Staff had made a determination to delist the Company’s common stock and the Temecula Valley Statutory Trust VI trust preferred securities (“Trust VI Securities”) from The Nasdaq Stock Market. The Company does not intend to appeal the delisting decision. As a result, trading will continue to be halted in the Company’s common stock and the Trust VI Securities until trading is suspended on July 30, 2009. A Form 25-NSE will then be filed with the Securities and Exchange Commission, which will remove the Company’s common stock and the Trust VI Securities from listing and registration on The Nasdaq Stock Market.

The Letter advised us that the Company’s common stock would not be immediately eligible to trade on the OTC Bulletin Board or in the “Pink Sheets.”

CONTACT:
McAndrews, Allen & Matson
Stephanie E. Allen, Esq., 949-497-0290